Exhibit 99.1

PURE Bioscience Announces Exclusive Distribution

Partnership with PSSI

RANCHO CUCAMONGA, CA (May 21, 2020) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented non-toxic silver dihydrogen citrate (SDC) antiviral/antibacterial, and Packers Sanitation Services, Inc. (PSSI), have entered into an exclusive multi-year distribution partnership. Under the terms of the agreement, PSSI will be the exclusive distributor of PURE’s EPA-registered PURE® Hard Surface disinfectant in the protein processing market.

PURE’s Chairman and CEO Tom Y. Lee said, “We are pleased to partner with PSSI, a company dedicated to the protection of its workforce, while also providing a complete food safety solution in the U.S. protein industry. Our partnership with PSSI has dramatically increased the number of end-use customers using PURE Hard Surface and further validates the unique characteristics and value proposition of SDC as a disinfectant solution.”

“The safety profile and efficacy of PURE Hard Surface is revolutionary in the contract sanitization industry. We are excited to partner with PURE Bioscience to bring a superior user-friendly solution to the protein processing market,” said Doug Sharp, President of PSSI Chemical Innovations. PSSI Chemical Innovations is a division of PSSI dedicated to the science of food safety.

PURE Hard Surface Superior Efficacy:

●	Eco-Friendly Sanitization Solution on Hard, Non-Porous, Environmental and Food Contact Surfaces

●	Fast and effective – quickly kills germs, including Human Coronavirus, Influenza, Listeria, Norovirus, Salmonella, E. coli and other pathogens – with kill times as fast as 30 seconds

●	Eliminates both enveloped and non-enveloped viruses

●	No rinse required – including food contact surfaces

●	EPA-registered hospital disinfectant

●	Odorless and non-irritating with no hazard warnings on label

●	Ready-to-use; offers 24-hour residual protection, contains no bleach, ammonia, phosphates, phenols or VOCs (volatile organic compounds)

●	Lowest EPA toxicity rating – Category IV

Since 2011, the EPA has registered PURE Hard Surface disinfectant to be effective on a wide range of pathogens, including:

●	Human Coronavirus, Influenza, Listeria, Norovirus, Salmonella and E. coli, and in a wide variety of environments, including:

●	Medical, food processing, food service, public transportation, home/children/pets, janitorial & institutional (schools, office buildings, prisons, government installations, etc.) and other areas.

Mode of Action - How It Works

SDC’s rapid and broad-spectrum efficacy is largely attributed to its dual mechanisms of action and unique characteristics. PURE’s ‘Trojan Horse’ mode of action video is available at https://www.purebio.com/technology/silver-dihydrogen-citrate-sdc.htm. When using PURE Hard Surface, one must follow the label instructions for disinfecting hard surfaces to help ensure an adequate kill step is achieved.

About PSSI Chemical Innovations

Offering an extensive line of more than 325 cleaning, sanitizing and specialty chemicals, PSSI Chemical Innovations, a division of PSSI, manufactures over 210,000,000 pounds of detergents and sanitizers annually, offering full-scale quality control, analysis, research and development of chemicals and engineering solutions. We are also one of the only companies across its industry to earn the Level III Safe Quality Foods (SQF) Certification, verifying the quality and safety of our products.

Our unified Food Safety Solutions and Chemical Innovations team works together to protect more than 450 food processing plants across the U.S. and Canada every day, with an emphasis on reducing chemical overuse, improving cost and process control and increasing water savings. More information is available at www.pssi.com.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena — providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented, stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and mitigation of bacterial resistance. PURE is headquartered in Rancho Cucamonga, California (San Bernardino metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements in this press release concerning the Company’s expectations with respect to the distribution partnership with PSSI Chemical Innovations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; economic and other disruptions resulting from COVID-19, acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control and PURE Hard Surface into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to maintain relationships with its partners and other counterparties; the Company’s ability to generate sufficient revenues and reduce its operating expenses in order to reach profitability; the Company’s ability to raise the funding required to support its continued operations and the implementation of its business plan; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2019 and Form 10-Q for the second fiscal quarter ended January 31, 2020. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Mark Elliott, VP Finance

PURE Bioscience, Inc.

melliott@purebio.com

Ph: 619-596-8600 Ext: 116